NEWS RELEASE

P.O. Box 502, Greenville, SC 29602 135 South Main St., Greenville, SC 29601 (864) 241-5400 FAX (864) 241-5401 www.libertycorp.com

      For further information: Howard Schrott, 864-241-5400

THE LIBERTY CORP. DECLARES DIVIDEND

Greenville, SC (December 20, 2005) – In accordance with the merger agreement among Liberty Corporation (NYSE:LC), Raycom Media, Inc and RL123, Inc, the Liberty Board of Directors today declared a dividend of $0.25 per share on common stock, payable on January 10, 2006, to shareholders of record on December 30, 2005. Liberty currently has approximately 18,302,000 common shares outstanding.

      The merger remains subject to the approval of the Federal Communications Commission and other customary closing conditions. Upon completion of the merger, each issued and outstanding share of Liberty’s common stock will be converted into the right to receive $47.35 in cash.

      A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

      For further information about Liberty, visit the corporate website, http://www.libertycorp.com/.

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      The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words "expect," "believe," "anticipate" or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company's products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

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